[Exhibit (a)(11)]

REMINDER:

The VeriSign, Inc. Stock Administration Department has not received a copy of your Election to Participate/Not Participate form for the Option Exchange program. The deadline for these forms is 9:00 p.m. Pacific Time on December 26, 2002. Please fax or hand deliver your signed, completed form to (650) 426-3335 Attn: Linda Hart.